UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2008

PSB Holdings, Inc.
(Exact name of registrant as specified in its charter)

Federal	0-50970	42-1597948
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Main Street, Putnam, Connecticut	06260
(Address of principal executive offices)	(Zip Code)

(860) 928-6501
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Forward Looking Statements

This Current Report on Form 8-K contains certain “forward-looking statements,” which may be identified by the use of words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing products and services.

Item 2.06             Material Impairments.

On September 30, 2008, management of PSB Holdings, Inc. (the “Company”), the holding company for Putnam Bank (the “Bank”), determined that the Company expects to incur an other-than-temporary impairment loss for the quarter ended September 30, 2008 on $4.0 million of Federal Home Loan Mortgage Corporation (“FHLMC”) auction pass-through certificates issued by trusts with assets consisting solely of FHLMC preferred stock sold by Merrill Lynch as a “cash equivalent”. The Company is investigating the possibility of initiating a claim against Merrill Lynch and is aware that the result of any such claim, or when payment would be made, is uncertain.  In addition, management expects to incur an impairment loss for the quarter ended September 30, 2008 on $2.0 million of Lehman Brothers corporate debt.

At this time, the Company estimates that it will incur impairment losses of approximately $3.6 million (pre-tax) on the FHLMC auction pass-through certificates and approximately $1.8 million (pre-tax) on the Lehman bonds. However, the Company expects that the Bank would remain “well-capitalized” under banking regulatory capital guidelines even if the investments were valued at $0, and the Company took an impairment loss of $6.0 million (the full value of the securities) with respect to these investments (and could not recognize a corresponding tax benefit).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PSB HOLDINGS, INC.

Dated: October 1, 2008	By:	/s/ Thomas A. Borner
Thomas A. Borner
Chairman and Chief Executive Officer